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October 25, 1996                                        EXHIBIT 10.22



Mr. Ronald J. Nock
Rouge Steel Company
P.O. Box 1699
3001 Miller Road
Dearborn, MI  48121-1699

Re: Delta Galvanizing

Dear Ron:

This will confirm the conversations we have had concerning Delta galvanizing. As we discussed, the parties will not do a joint venture for the Delta galvanizing line. Instead, Worthington and Rouge will enter into (i) a Supply Agreement with respect to a percentage of steel to be purchased by Worthington for the line and (2) a Toll Coating Agreement whereby Worthington will toll coat for Rouge on the line. Terms of these agreements will be as follows:

SUPPLY AGREEMENT.

1. Term. Seven years and yearly evergreen thereafter, subject to two year cancellation notification by either party;

2. Volume. Rouge will supply 37.5% of Worthington's purchases to be run through the Delta galvanized line. Volume will be forecasted, discussed and agreed quarterly.

3.     Pricing.

       (a) HR. Rouge price will be competitive with USS, LTV, Bethlehem and AK on HR band prices, less Worthington's normal 2% discount. Rouge will absorb freight to Delta.

       (b) Full hard CR. Full hard CR band prices to be equal to competitive prices which Rouge is quoting other galvanizers, less Worthington's normal 2% discount, plus freight to Delta.

4. Annealed CR. Annealed CR band prices will be competitive with USS, LTV and Bethlehem annealed CR band prices, less Worthington's normal 2% discount, plus freight to Delta.

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Mr. Ronald J. Nock
Rouge Steel Company
October 25, 1996
Page Two



Except as set forth above, terms and conditions for individual orders will be those which apply to individual purchases under Worthington's master Steel Purchase Agreement with Rouge.

The tonnage commitment set forth above and Worthington's steel purchases for the Delta galvanizing line will be excluded from tonnage commitments under the master Steel Purchase Agreement between Worthington and Rouge.

TOLL COATING AGREEMENT.

1. Term. Seven years and yearly evergreen thereafter, subject to two year cancellation notification (same as with supply agreement). Should Worthington sell the line, Rouge will be given two year cancellation notification should Buyer not want to toll for Rouge.

2. Volume. Delta galvanizing will toll coat 7,000 tons per month for Rouge with a start-up phase in.

3. Toll Coating Fee. Toll coating fee shall be per the attachment. Pricing will be reviewed annually.

4. Scrap Credit. Scrap credit will not be given on any galvanized items unless exit weight of the galvanized coil is less than weight of the coil entering the line.

5. Terms and Conditions. General terms and conditions applicable to Worthington processing will apply.

This letter is designed as a letter of intent, to set forth the agreement in principle reached between the parties. However, it is not legally binding and neither party shall be bound unless and until definitive agreements have been prepared and executed.

Please sign in the space provided below to confirm our understanding as set forth above, and return a signed copy to us. We will then begin preparation of the definitive agreements.

Very truly yours,                             Accepted and Agreed:

WORTHINGTON INDUSTRIES                        ROUGE STEEL COMPANY



By: /s/ Edward A. Ferkany                     By: /s/ Ronald J. Nock
   -------------------------                     ------------------------
    Edward A. Ferkany                                Ronald J. Nock